Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 22, 2026, by and between SS INNOVATIONS INTERNATIONAL, INC., a Florida corporation, (the “Company”) and SARAH M. ROMANO, an individual “Executive”).

RECITALS

WHEREAS, the Company desires to secure the services of Executive, and the Executive desires to furnish such services to the Company, on and subject to, the terms and conditions set forth in this Agreement; and

WHEREAS, Executive, due to the nature of Executive’s duties, will be provided access to the Company’s trade secrets and other confidential information and the Company desires to maintain the confidentiality of the same.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Recitals. The above recitals are true and correct and are incorporated herein by reference.

2.  Position and Duties. Executive shall serve as Chief Financial Officer (“CFO”) of the Company, reporting to the Company’s Chief Executive Officer (“CEO”) and board of directors (the “Board”). Executive shall perform those services customary to the office of CFO and such other lawful duties that may be reasonably assigned to her from time to time by the CEO and/or the Board, provided those duties are consistent with Executive’s position and authority. Executive further agrees to use her best efforts to promote the interests of the Company and to devote her full business time and energies to the business and affairs of the Company, provided, however, that the foregoing shall not be construed to prohibit Executive from engaging in activities relating to serving on corporate, civic, charitable, or not-for-profit boards or committees, or from managing her personal passive investments, provided that such activities do not materially interfere or conflict with the performance by Executive of Executive’s duties and responsibilities hereunder. Executive may continue her existing board service and may serve on other boards of directors, including public company boards, provided that such service does not create a conflict of interest with the Company and does not materially interfere with the performance of Executive’s duties. Executive shall provide prior notice to the Board before accepting any future public company directorship. At all times, Executive shall perform and discharge faithfully, diligently, and in a professional manner, Executive’s duties and responsibilities hereunder.

3.  Term. The Company shall continue to employ Executive and Executive shall continue to serve the Company, on and subject to, the terms and conditions set forth herein, for the period commencing on August 3, 2026 (the “Effective Date”), and expiring on August 3, 2029, unless this Agreement is sooner terminated as set forth herein (the “Initial Term”). This Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either party gives notice of non-renewal of this Agreement at least sixty (60) days prior to expiration of the Initial Term or any Renewal Term, or unless this Agreement is sooner terminated as hereinafter set forth.

4.  Place of Employment. The Company and Executive agree that Executive will predominantly perform her duties remotely from her principal residence, with travel to the Company’s headquarters in Gurugram, Haryana, India, such other business locations established by the Company within the United States, or such other locations, all as reasonably requested by the Company or required by her position.

5.  Compensation and Related Matters.

(a)  Base Salary. Executive’s annual base salary shall be four hundred forty thousand dollars ($440,000) (together with any subsequent increases thereto as hereinafter provided, the “Base Salary”). The Base Salary may be increased by the Board or its compensation committee (the “Committee”) from time to time during the Term but shall be reviewed at least once annually. The Base Salary shall be paid in accordance with the Company’s normal payroll practices, in effect from time to time during the Term.

(b)  Annual Bonus. During the Term, Executive shall be eligible for an annual cash bonus with a target amount of 40% of Base Salary, based on achievement of performance criteria agreed upon between Executive and the Committee or the Board within the first ninety (90) days after the Effective Date, with respect to the period commencing on the Effective Date and ending on December 31, 2026 (the “Initial Period”), and within ninety (90) days of the beginning of each subsequent fiscal year during the Term. The bonus shall be paid no later than March 31 of the year following the Initial Period or the fiscal year in which it is earned. Any changes to the bonus criteria during the Initial Period or each subsequent fiscal year during the Term shall require Executive’s written consent. In order to be eligible to receive the annual cash bonus, Executive must be employed by the Company on the date that annual cash bonuses are paid to senior management generally.

(c)  Equity Incentives.

(i)  On the Effective Date, the Company shall grant to Executive options to purchase 750,000 shares of common stock (the “Options”) under the Company’s 2026 Incentive Stock Plan (the “2026 Plan”). The Options will (A) vest as to 250,000 shares on the first anniversary of the Effective Date and thereafter in twenty-three (23) monthly installments of 20,833 shares, and a final monthly installment of 20,841 shares , subject to continued employment of Executive by the Company; (B) be exercisable at a price per share equal to fair market value (as defined in the 2026 Plan); (C) expire five (5) years from the Effective Date; and (D) be subject to the other terms and conditions of the 2026 Plan. Notwithstanding the foregoing, in the event a Change in Control (as defined in Section 8) occurs prior to the vesting of the Options in full and Executive is still in the employment of the Company at such time, any unvested portion of the Options shall immediately vest in full.

(ii)  In addition to the foregoing, during the Term, Executive shall be eligible to participate in the 2026 Plan and any successor equity incentive plan, subject to such terms and conditions as determined by the Committee or the Board in their sole discretion.

(d)  Business Expenses. Executive shall be entitled to receive prompt reimbursement reasonable and customary business expenses incurred by her in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives. Notwithstanding the foregoing, Executive acknowledges and agrees that airfare for flights of less than four (4) hours duration or less shall be in premium economy class (or economy class if not available) and airfare for flights of four (4) hours duration or more shall be in business or domestic first class.

(e)  Health Insurance. Executive shall be reimbursed during the Term for the premiums for a gold standard health plan (including medical, dental and vision coverage) covering Executive and her dependents approved by the Board in its reasonable discretion. Executive shall submit such reasonable documentation of the amount and payment of such premiums. At such time as the Company establishes a health insurance plan for its U.S. – based executives and employees, Executive shall participate in such plan on the same basis as offered to other members of senior management.

(f)  Directors’ and Officers’ Liability Insurance. During the Term, the Company shall use commercially reasonable efforts to maintain in effect Directors’ and Officers’ Liability Insurance in an amount determined by the Board, which shall contain customary coverage for Executive and which will be on terms no less favorable than provided to other directors and executive officers of the Company. Upon the Effective Date, the Company and Executive shall also enter into the Indemnification Agreement in the form attached as Exhibit A hereto.

(g)  Paid Time Off Policy. Executive will be entitled to paid time off (“PTO”) in accordance with the policy for U.S. - based senior management as in effect from time to time. Executive acknowledges and understands that the PTO policy applicable to Executive as of the Effective Date provides for four (4) weeks paid time off plus U.S. holidays. The Company agrees that, notwithstanding any future changes to the PTO policy for U.S. based senior management, the PTO policy applicable to Executive will be no less favorable than the PTO policy in effect as of the Effective Date.

(h)  Other Benefits. Executive shall be eligible to participate in the employee benefit plans hereafter established and maintained by the Company from time to time during the Term, which benefit plans are of general applicability to its similarly situated U.S. – based senior management.

(i)  Withholding. All amounts payable to Executive under this Agreement shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

(j)  Board Discretion. Nothing in this Section 5 shall obligate the Board to implement any particular benefit plan or prevent the Board from amending or terminating any benefit plan implemented.

6.  Termination. Executive’s employment may be terminated and this Agreement terminated under the following circumstances:

(a)  Death. Executive’s employment hereunder shall terminate upon her death.

(b)  Disability. The Company may terminate Executive’s employment if Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means Executive is unable to perform the essential functions of her position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred twenty (120) non-consecutive calendar days within any rolling twelve (12) month period because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by an independent physician selected by the Company.

(c)  Termination by Company for Cause. The Company may terminate Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” means Executive’s (i) commission of an act of fraud against the Company, misappropriation of Company assets, embezzlement, theft, or the conviction of a crime involving drug abuse, violence, dishonesty, theft or moral turpitude; (ii) material breach of this Agreement; (iii) continuing and material failure to comply with the policies and/or directives of the Company; or (iv) failure to substantially perform the material duties Executive is required to perform under this Agreement or to follow any specific lawful instructions of the Board (other than as a result of partial or total incapacity due to physical or mental illness) which misconduct, breach or failure is not cured to the satisfaction of the Board or is not capable of being cured within fifteen (15) days following the Company’s written notice to Executive describing in reasonable detail the misconduct, breach or failure and the requirements to cure the misconduct, breach or failure, if capable of being cured.

(d)  Termination by the Company Without Cause. A termination of Executive’s employment by the Company for any reason, except death, disability or Cause, will be deemed to be a termination “Without Cause.”

(e)  Termination by Executive for Good Reason. Executive may terminate her employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means (i) without Executive’s written consent, a material reduction of her duties, positions or responsibilities, including but not limited to removal of Executive as CFO; (ii) without Executive’s written consent, a reduction by the Company in Base Salary as in effect immediately prior to such reduction; (iii) without Executive’s written consent, relocation of her primary place of employment to a place more than fifty (50) miles from her principal residence; or (iv) the Company’s material breach of this Agreement; provided that within thirty (30) days of the Company’s act or omission giving rise to a resignation for Good Reason, Executive notifies the Company in writing of the act or omission, the Company fails to correct the act or omission (to the extent curable) within thirty (30) days after receiving Executive’s written notice and Executive actually terminates her employment within sixty (60) days after the date the Company receives Executive’s notice.

(f)  Termination by Executive Without Good Reason. A resignation of Executive’s employment for any reason other than Good Reason will be deemed to be a resignation “Without Good Reason.” Executive may terminate her employment at any time Without Good Reason, upon thirty (30) days prior written notice to the Company, provided however, the Company may accelerate the date of such termination to any date following the receipt of such written notice.

(g)  Termination by the Company due to Non-renewal. A termination of Executive’s employment by the Company due to the Company’s non-renewal of this Agreement pursuant to Section 3, will not be deemed to be a termination for purposes of this Section 6.

(h)  Termination Date. The “Termination Date” means (i) if Executive’s employment is terminated by her death under Section 6(a), the date of her death; (ii) if Executive’s employment is terminated on account of her Disability under Section 6(b), the date on which the Company provides Executive a written termination notice; (iii) if the Company terminates Executive’s employment for Cause under Section 6(c), the date on which the Company provides Executive a written termination notice; (iv) if the Company terminates Executive’s employment Without Cause under Section 6(d), the date on which the Company provides Executive a written termination notice; (v) if Executive resigns her employment for Good Reason under Section 6(e), the date on which Executive provides the Company a written termination notice; and (vi) if Executive resigns her employment Without Good Reason under Section 6(f), thirty (30) days after the date on which Executive provides the Company a written termination notice, unless accelerated by the Company pursuant to Section 6(f) above.

(i)  Deemed Resignation. Immediately upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to have resigned from all positions as an officer or director of the Company and its affiliates, along with any other positions she may hold with or for the benefit of the Company and/or its affiliates. In furtherance of the preceding sentence, Executive will execute and return to the Company all letters and documents that the Company may reasonably require in order to evidence such resignation(s), but Executive’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

7.  Compensation Upon Termination.

(a)  Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment with the Company is terminated pursuant to Sections 6(c), or 6(f), the Company shall pay or provide to Executive (i) any earned but unpaid Base Salary as of the Termination Date; (ii) unpaid expense reimbursements as of the Termination Date; and (iii) any vested benefits Executive may be entitled to under any employee benefit plan of the Company (collectively, the “Accrued Obligations”), on or before the time required by law but in no event more than thirty (30) days after the Termination.

(b)  Termination for Death or Disability. If Executive’s Employment is terminated by reason of Executive’s death pursuant to Section 6(a) or Disability pursuant to Section 6(b), then the Company shall pay Executive or her estate or legal representative, as the case may be the Accrued Obligations and any accrued but unpaid bonus earned through the Termination Date, on or before thirty (30) days after the Termination Date.

(c)  Termination by the Company Without Cause or by Executive with Good Reason. If Executive’s employment is terminated by the Company Without Cause pursuant to Section 6(d) or Executive terminates her employment for Good Reason pursuant to Section 6(e), then Executive shall be entitled to the following:

(i)  The Company shall pay Executive the Accrued Obligations, on or before thirty (30) days after the Termination Date;

(ii)  The Company shall pay Executive her Base Salary then in effect for a period of six (6) month from the Termination Date (the “Severance Period”), in accordance with the Company’s normal payroll practices in effect on the Termination Date;

(iii)  a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs on or before ninety (90) days after the Termination Date ; and

(iv)  continuation of health benefits for the Severance Period at Company expense, with such benefits provided either through COBRA reimbursement or direct payment of premiums, at Executive’s election.

8. Change in Control.

(a)  In the event of a Change in Control followed by Executive’s termination Without Cause or resignation for Good Reason within nine (9) months of such Change of Control, Executive shall be entitled to receive: (i) all Accrued Obligations within thirty (30) days of the Termination Date; (ii) nine (9) months of Base Salary paid in accordance with the Company’s normal payroll practices in effect on the Termination Date; (ii) a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs within ninety (90) days of the Termination Date; and (iii) continuation of health benefits for nine (9) months at Company expense, with such benefits provided either through COBRA reimbursement or direct payment of premiums, at Executive’s election.

(b)  For purposes of this Agreement, a “Change in Control” means (i) a sale of all or substantially all of the Company’s assets; (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

9. Section 409A.

(a)  This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A.

(b)  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)  To the extent that any of the payments or benefits provided for in Sections 7 or 8 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 7 or 8: Any termination of Executive’s employment triggering payment of benefits under Section 7 or 8 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company or any of its parents, subsidiaries or affiliates at the time Executive’s employment terminates), any benefits payable under Sections 7 or 8 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 9(b) shall not cause any forfeiture of benefits on Executive’s part but shall only act as a delay until such time as a “separation from service” occurs. Further, if Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date her separation from service becomes effective, any benefits payable under Section 7 or 8 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date her separation from service becomes effective; and (ii) the date of Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (i) the business day following the six (6) month anniversary of the date her separation from service becomes effective; and (ii) Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Sections 7 or 8 of this Agreement. It is intended that each installment of the payments and benefits provided under Section 7 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

10.  Section 280G.

(a)  If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 10, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b)  All calculations and determinations under this Section 10 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

11.  Confidential Information.

(a)  As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with her employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information which now or in the future comes into the public domain, unless due to breach of Executive’s duties under this Section 11(a); (ii) information which is disclosed to Executive by others who are not, to Executive’s actual knowledge, under obligation of nondisclosure to the Company; (iii) information which is independently developed by Executive without breach of Executive’s duties under this Section 11(a); or (iv) information which is disclosed by the Company to others without obligation of confidentiality.

(b)  At all times, both during Executive’s employment with the Company and after its termination, Executive will keep in confidence and trust all Confidential Information, and will not use or disclose for her own benefit or the benefit of any other Person any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company.

11.  Documents, Records, Etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Executive will return to the Company all such materials and property as and when requested by the Company. In any event, Executive will return all such materials and property immediately upon termination of Executive’s employment for any reason. Executive will not retain any such material or property or any copies thereof after the termination of her employment.

12.  Non-Competition. During the Term and in the event this Agreement is terminated by the Company for Cause or by Executive without Good Reason, for a period of two (2) years from the Termination Date (the “Restricted Period”) Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, prepare to engage, participate, assist or invest in any Competing Business anywhere in the United States or any other geographic area in which the Company is actively distributing its products or providing its services as of the Termination Date. Notwithstanding the foregoing, (a) Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business; and (b) Executive may be employed by a large organization which is engaged in a Competing Business as its non-primary business, so long as Executive is not involved with or assisting such Competing Business, and so long as Executive does not breach her obligations regarding Confidential Information.

13.  No Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, take any of the following actions, and, to the extent Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, Executive shall use her best efforts to ensure that such business does not take any of the following actions:

(a)  persuade or attempt to persuade any Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(b)  solicit or service for herself, or for any Person, the business of a Customer, Prospective Customer or Supplier in order to provide goods or services that are competitive with the goods and services provided by the Company;

(c)  persuade or attempt to persuade any Service Provider to cease providing services to the Company; or

(d)  solicit for hire or hire for herself, or for any third party, any Service Provider.

(e)  The following definitions are applicable to Sections 13 and 14:

(i)  “Competing Business” means the business of developing, manufacturing, marketing and selling surgical robotic systems and ancillary products and services and any other business in which the services which the Company is engaged in as of the Termination Date.

(ii)  “Customer” means any Person that purchased goods or services from the Company at any time within two (2) years prior to the date of the solicitation prohibited by Sections 14(a) or (b).

(iii)  “Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within six (6) months prior to the date of the solicitation prohibited by Sections 14(a) or (b).

(iv)  “Service Provider” means any Person who is an employee or independent contractor of the Company or the Company or who was within twelve (12) months preceding the solicitation prohibited by Sections 14(a) or (b) an employee or independent contractor of the Company or the Company.

(v)  “Supplier” means any Person that sold goods or services to the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Sections 14(a) or (b).

(vi)  “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

15.  Intellectual Property.

(a)  All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which are conceived by Executive or developed by Executive in the course of her employment with the Company, whether prior to or during the Term, whether conceived alone or with others and whether or not conceived or developed during regular business hours, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.

(b)  To the extent, if any, that Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to her employment with the Company, Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify Executive, or not to identify her, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that she may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, and right of privacy, contract, tort or other legal theory.

(c)  Executive will promptly inform the Company of any Creations. Executive will also allow the Company to inspect any Creations she conceives or develops within one (1) year after the termination of her employment for any reason to determine if they are based on Confidential Information. Executive shall (whether during her employment or after the termination of her employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and Executive hereby irrevocably appoints the Company and any of its officers as her attorney in fact to undertake such acts in her name). Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of her employment for any reason. The Company shall reimburse Executive for any out-of-pocket expenses (but not attorneys’ fees) she incurs in connection with her compliance with this Section 15(c).

16.  Acknowledgement. Executive understands that the restrictions set forth in Sections 11, 12, 13, 14, 15 and 16 of this Agreement are intended to protect the Company’s interest in its Confidential Information, goodwill and established employee and customer relationships and agrees that such restrictions are reasonable and appropriate for this purpose.

17.  Representations and Covenants of Executive Regarding Prior Employment.

(a)  Executive represents that her performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive represents that she has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b)  Executive understands as part of the consideration for this Agreement and for Executive’s employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c)  Executive understands that, during her employment for the Company, she is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.

17.  Survival. The provisions of Sections 10, 11, 12, 13, 14, 15, 16, 17, 19, 24 and 26 of this Agreement shall survive its expiration or termination.

18.  Disputes.

(a)  The parties agree to resolve any dispute arising under or relating to the interpretation or enforcement of this Agreement, Executive’s employment or the termination of Executive’s employment in the Supreme Court for the State of New York, New York County or the United States District Court for the Southern District of New York, and hereby consent to the exclusive jurisdiction of such courts. Accordingly, with respect to any such court action, Executive and the Company each (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 23 of this Agreement; (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(b)  Notwithstanding anything else provided in this Agreement, Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of Sections, 11, 12, 13, 14 and/or 15 of this Agreement. Accordingly, if Executive breaches or proposes to breach, any term of Sections 11, 12, 13, 14 and/or 15 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or providing any actual damage to the Company from any court having competent jurisdiction over Executive.

(c)  BOTH THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(d)  The prevailing party shall be entitled to reasonable attorneys’ fees and costs from the non-prevailing party in connection with any action filed under this Section 18.

19.  Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

20.  Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of Executive’s death after her termination of employment but prior to the completion by the Company of all payments due her under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

21.  Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

22.  Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

23.  Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer. Notices shall be effective on receipt.

24.  Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

25.  Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts for contracts to be performed in that state and without giving effect to the conflict of laws principles of Massachusetts or any other state.

26.  “Company” Defined. As used in this Agreement, the term the “Company” shall mean the Company, its direct and indirect subsidiaries and divisions.

27.  Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

SS INNOVATIONS INTERNATIONAL, INC.

By:	/s/ Sudhir Srivastava
	Name:	Sudhir Srivastava, M.D.
	Title:	Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Sarah M. Romano
Sarah M. Romano

EXHIBIT A

Indemnification Agreement

[See attached.]

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of the 3rd day of August, 2026, is made by and between SS INNOVATIONS INTERNATIONAL, INC., a Florida corporation (the “Company”) and SARAH A. ROMANO (the “Indemnitee”).

RECITALS

A. The Company and the Indemnitee recognize that the present state of the law is too uncertain to provide the Company’s officers and directors with adequate and reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties for the Company;

B. The Company and the Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate officers and directors in connection with their activities in such capacities and by reason of their status as such;

C. The Company and the Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, is typically beyond the financial resources of most officers and directors of the Company;

D. The Company and the Indemnitee recognize that the legal risks and potential liabilities, and the threat thereof, associated with proceedings filed against the officers and directors of the Company bear no reasonable relationship to the amount of compensation received by the Company’s officers and directors;

E. The Company, after reasonable investigation prior to the date hereof, has determined that the liability insurance coverage available to the Company as of the date hereof may be inadequate, unreasonably expensive or both. The Company believes, therefore, that the interest of the Company and its current and future shareholders would be best served by a combination of (i) such insurance as the Company may obtain pursuant to the Company’s obligations hereunder; and (ii) a contract with its officers and directors, including the Indemnitee, to indemnify them to the fullest extent permitted by law (as in effect on the date hereof, or, to the extent any amendment may expand such permitted indemnification, as hereafter in effect) against personal liability for actions taken in the performance of their duties to the Company;

F. Section 607.0850 of the Florida Business Corporation Act empowers Florida corporations to indemnify their officers and directors and further states that the indemnification provided by Section 607.0850 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, Bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office; thus, Section 607.0850 does not by itself limit the extent to which the Company may indemnify persons serving as its officers and directors;

G. The Company’s Articles of Incorporation and Bylaws, as amended and restated, authorize the indemnification of the officers and directors of the Company in excess of that expressly permitted by Section 607.0850;

H. The Board of Directors of the Company has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its officers and directors, and to assume for itself liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its shareholders;

I. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company, free from undue concern for the risks and potential liabilities associated with such services to the Company; and

J. The Indemnitee is willing to serve, or continue to serve, the Company, provided, and on the expressed condition, that the Indemnitee is furnished with the indemnification provided for herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Indemnitee agree as follows:

1. DEFINITIONS.

(a) “EXPENSES” means, for the purposes of this Agreement, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of Indemnitee’s counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding.

(b) “PROCEEDING” means, for the purposes of this Agreement, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including an action brought by or in the right of the Company) in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee or of any inaction on his or her part while acting as such director or officer or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director or officer of the foreign or domestic corporation which was a predecessor corporation to the Company or of another enterprise at the request of such predecessor corporation, whether or not he or she is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

2. AGREEMENT TO SERVE. Indemnitee agrees to serve or continue to serve as a director or officer of the Company to the best of his or her abilities at the will of the Company or under separate contract, if such contract exists, for so long as Indemnitee is duly elected or appointed and qualified or until such time as the Indemnitee tenders his or her resignation in writing. Nothing contained in this Agreement is intended to create in Indemnitee any right to continued employment.

3. INDEMNIFICATION.

(a) THIRD PARTY PROCEEDINGS. The Company shall indemnify Indemnitee against Expenses, judgments, fines, penalties or amounts paid in settlement (if the settlement is approved in advance by the Company) actually and reasonably incurred by Indemnitee in connection with a Proceeding (other than a Proceeding by or in the right of the Company) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company, or, with respect to any criminal Proceeding, had no reasonable cause to believe that Indemnitee's conduct was unlawful.

(b) PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. To the fullest extent permitted by law, the Company shall indemnify Indemnitee against Expenses and amounts paid in settlement, actually and reasonably incurred by Indemnitee in connection with a Proceeding by or in the right of the Company to procure a judgment in its favor if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its shareholders. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged liable to the Company in the performance of Indemnitee’s duty to the Company and its shareholders unless and only to the extent that the court in which such action or Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses and then only to the extent that the court shall determine.

(c) SCOPE. Notwithstanding any other provision of this Agreement but subject to Section 3(b) and Section 14(b), the Company shall indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s Bylaws or by statute.

4. LIMITATIONS ON INDEMNIFICATION. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) EXCLUDED ACTS. To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under applicable law;

(b) EXCLUDED INDEMNIFICATION PAYMENTS. To indemnify or advance Expenses in violation of any prohibition or limitation on indemnification under the statutes, regulations or rules promulgated by any state or federal regulatory agency having jurisdiction over the Company;

(c) CLAIMS INITIATED BY INDEMNITEE. To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 607.0850 of the Florida Business Corporation Act, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit;

(d) LACK OF GOOD FAITH. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous;

(e) INSURED CLAIMS. To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company or any other policy of insurance maintained by the Company or Indemnitee; or

(f) CLAIMS UNDER SECTION 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

5. DETERMINATION OF RIGHT TO INDEMNIFICATION. Upon receipt of a written claim addressed to the Board of Directors for indemnification pursuant to Section 3, the Company shall determine by any of the methods set forth in Section 607.0850 of the Florida Business Corporation Act whether Indemnitee has met the applicable standards of conduct which makes it permissible under applicable law to indemnify Indemnitee. If such standards have been met and a claim under Section 3 is not paid in full by the Company within ninety (90) days after such written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, unless such action is dismissed by the court as frivolous or brought in bad faith, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. The court in which such action is brought shall determine whether Indemnitee or the Company shall have the burden of proof concerning whether Indemnitee has or has not met the applicable standard of conduct.

6. ADVANCEMENT AND REPAYMENT OF EXPENSES. Subject to Section 4 hereof, the Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding within thirty (30) days after receiving from Indemnitee the copies of invoices presented to Indemnitee for such Expenses, if Indemnitee shall provide an undertaking to the Company to repay such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification. In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor. Notwithstanding the foregoing, in a proceeding brought by the Company directly, in its own right (as distinguished from an action bought derivatively or by any receiver or trustee), the Company shall not be required to make the advances called for hereby if the Board of Directors determines, in its sole discretion, that it does not appear that Indemnitee has met the standards of conduct which make it permissible under applicable law to indemnify Indemnitee and the advancement of Expenses would not be in the best interests of the Company and its shareholders.

7. PARTIAL INDEMNIFICATION. If the Indemnitee is entitled under any provision of this Agreement to indemnification or advancement by the Company of some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a Proceeding, but is not entitled to indemnification or advancement of the total amount thereof, the Company shall nevertheless indemnify or pay advancements to the Indemnitee for the portion of such Expenses or liabilities to which the Indemnitee is entitled.

8. NOTICE TO COMPANY BY INDEMNITEE. Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided, however, that any delay in so notifying the Company shall not constitute a waiver by Indemnitee of her rights hereunder. The written notification to the Company shall be addressed to the Board of Directors and shall include a description of the nature of the Proceeding and the facts underlying the Proceeding and be accompanied by copies of any documents filed with the court in which the Proceeding is pending. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

9. MAINTENANCE OF LIABILITY INSURANCE.

(a) Subject to Section 4 hereof, the Company hereby agrees that so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company, subject to Section 9(b), shall use reasonable commercial efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) which provides Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’ directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer.

(b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

(c) If, at the time of the receipt of a notice of a claim pursuant to Section 8 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

10. DEFENSE OF CLAIM. In the event that the Company shall be obligated under Section 6 hereof to pay the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ counsel in any such Proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, or (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

11. ATTORNEYS’ FEES. In the event that Indemnitee or the Company institutes an action to enforce or interpret any terms of this Agreement, the Company shall reimburse Indemnitee for all of the Indemnitee’s reasonable fees and expenses in bringing and pursuing such action or defense, unless as part of such action or defense, a court of competent jurisdiction determines that the material assertions made by Indemnitee as a basis for such action or defense were not made in good faith or were frivolous.

12. CONTINUATION OF OBLIGATIONS. All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee served in any capacity referred to herein.

13. SUCCESSORS AND ASSIGNS. This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

14. NON-EXCLUSIVITY.

(a) The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed to be exclusive of any other rights that the Indemnitee may have under any provision of law, the Company’s Articles of Incorporation or Bylaws, the vote of the Company’s shareholders or disinterested directors, other agreements or otherwise, both as to action in the Indemnitee’s official capacity and action in another capacity while occupying the Indemnitee’s position as a director or officer of the Company.

(b) In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule which expand the right of a Florida corporation to indemnify its officers and directors, the Indemnitee’s rights and the Company’s obligations under this Agreement shall be expanded to the full extent permitted by such changes. In the event of any changes in any applicable law, statute or rule, which narrow the right of a Florida corporation to indemnify a director or officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

15. EFFECTIVENESS OF AGREEMENT. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in the Florida Statutes, such provisions shall not be effective unless and until the Company’s Articles of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts of omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16. SEVERABILITY. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 16. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

17. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, without reference to its conflict of law principals. To the extent permitted by applicable law, the parties hereby waive any provisions of law which render any provision of this Agreement unenforceable in any respect.

18. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand; or (ii) sent by recognized overnight courier. Notices shall be deemed given upon receipt. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

19. MUTUAL ACKNOWLEDGMENT. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the appropriate state or federal regulatory agency to submit for approval any request for indemnification, and has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

20 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by facsimile, .PDF or other electronic transmission), each of which shall constitute an original.

21. AMENDMENT AND TERMINATION. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

THE COMPANY:

SS INNOVATIONS INTERNATIONAL, INC.

By:
Sudhir Srivastava, M.D.,
Chief Executive Officer

Address for Notices:

405, 3rd Floor, iLabs Info Technology Centre
Udyog Vihar, Phase III
Gurugram, Haryana, India 122016
Attention: Chief Executive Officer

INDEMNITEE:

Sarah A. Romano

Address for Notices: